NEWS RELEASE Bill Seymour VP of Investor Relations T + 1 952 556 1844 bill.seymour@entegris.com
Exhibit 99.1

ENTEGRIS DECLARES QUARTERLY CASH DIVIDEND
BILLERICA, Mass., January 18, 2023 - Entegris, Inc. (Nasdaq: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced that its Board of Directors has authorized a quarterly cash dividend of $0.10 per share to be paid on February 22, 2023 to shareholders of record on the close of business on February 1, 2023.

ABOUT ENTEGRIS
Entegris is the global leader in electronic materials for the semiconductor market. With approximately 10,000 employees across its global operations, Entegris offers the industry’s most comprehensive and innovative unit-driven end-to-end offering for semiconductor customers, in addition to solutions for the life sciences and other advanced manufacturing environments. Entegris’ solutions help customers improve their performance, productivity and yields to enable technologies that transform the world. It has manufacturing, customer service, and/or research facilities in the United States, Canada, China, France, Germany, Israel, Italy, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom. For more information about Entegris, visit us at www.entegris.com, or follow us on LinkedIn, Twitter, Facebook, and Instagram.

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